EXHIBIT 2.8

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RR ACQUISITION HOLDING LLC,
RR ACQUISITION SUB INC.
AND
RAILAMERICA, INC.
Dated As Of November 14, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of November 14, 2006, is by and among RR Acquisition Holding LLC, a Delaware limited liability company (“Parent”), RR Acquisition Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and RailAmerica, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.
     B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.
     C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted this Agreement.
     D. The Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved the Merger and the other transactions contemplated hereby.
     E. Certain capitalized terms used in this Agreement are defined in Article IX , and Annex I includes an index of all capitalized terms used in this Agreement.
AGREEMENT
     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
     (b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived (to the extent permitted by Law) on such fifth Business Day, then, subject to Section 7.1(j), the Closing will take place on the first Business Day on which all such conditions shall have been satisfied or waived (to the extent permitted by Law).
     Section 1.3 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
     Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
     (a) Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares), together with the rights issued pursuant to the Rights Agreement shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash without interest, $16.35 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article II. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
     (b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
     (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 1.5 Organizational Documents.
     (a) At the Effective Time, pursuant to the Merger, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of such Certificate of Incorporation shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.
     (b) At the Effective Time, pursuant to the Merger, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, except that, at the Effective Time, Article I of such Bylaws shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the Bylaws of the Surviving Corporation may be amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.
     Section 1.6 Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.
     Section 1.7 Company Stock Options.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be canceled, (i) and, in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, converted into the right to receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate the vesting of all Company Stock Options that are not vested Company Stock Options as of the Effective Time.
     (b) All payments with respect to canceled Company Stock Options shall be made by the Paying Agent (and Parent shall cause Paying Agent to make such payments) as promptly as reasonably practicable after the Effective Time from the Exchange Fund. Such payments shall be accompanied by a letter from the Paying Agent explaining how the payment amounts with respect to the canceled Company Stock Options were determined.
     (c) Prior to the Effective Time, the Company shall take such actions as may be necessary (to the extent permitted under applicable Law) to cause any transactions contemplated by this Section 1.7 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     (d) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.
     (e) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices setting forth such holders’ rights pursuant to this Agreement.
     Section 1.8 Warrants. At the Effective Time, the warrants issued pursuant to the Warrant Agreement entitling the holders thereof to purchase shares of Company Common Stock (the “Warrants”) shall be canceled and converted into the right to receive from the Surviving Corporation for such Warrants an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Warrants immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Warrants. Prior to the Effective Time, the Company shall deliver to the holders of the Warrants notices setting forth such holders’ rights pursuant to this Agreement. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Warrants a letter of transmittal and instructions for use in obtaining the value of the Warrants as contemplated by this Section 1.8.
     Section 1.9 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option (including, without limitation, any deferred stock issued pursuant to the Company Option Plans) then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option held by the Company shall lapse.

     Section 1.10 Performance Units.
     (a) Each outstanding grant of performance units (“Performance Units”) under the Company Option Plans shall become fully vested immediately prior to the Effective Time as if all performance targets with respect thereto had been satisfied and shall be converted into the right to receive from the Surviving Corporation, for such Performance Unit, an amount (subject to any applicable withholding tax) in cash equal to the sum of (i) the product of (A) the number of shares of Company Common Stock which the holder thereof would have been entitled to receive under the terms of the Performance Unit and (B) the Merger Consideration and (ii) the cash portion, if any, payable with respect to such Performance Unit.
     (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to each holder of Performance Units the amounts payable with respect thereto contemplated by Section 1.10(a).
     Section 1.11 Company ESPP. The Company shall take any and all actions with respect to the Company ESPP as are necessary to provide that: (i) with respect to the Offering Period (as defined in the Company ESPP) in effect as of the date hereof, no employee who is not a participant in the Company ESPP as of the date hereof may become after the date hereof a participant in the Company ESPP and no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the Company ESPP shall terminate, effective immediately before the Effective Time (the “Company ESPP Termination Date”); and (iii) if the Offering Period in effect as of the date hereof terminates prior to the Company ESPP Termination Date, the Company ESPP shall be suspended and no new Offering Period will be commenced under the Company ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the Company ESPP Termination Date, then, on the Company ESPP Termination Date, each purchase right under the Company ESPP as of the Company ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the Company ESPP for such Offering Period to the purchase of a number of whole Shares (subject to the provisions of the Company ESPP regarding the number of shares purchasable) at an exercise price per Share equal to the lower of (A) 85% of the Fair Market Value (as defined in the Company ESPP) of a share of Company Common Stock at the start of the Offering Period and (B) 85% of the Merger Consideration, which number of shares will then be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1(a) hereof. Any excess payroll deductions not used as a result of share limitations under the Company ESPP shall be distributed to each participant without interest. If a fractional number of Shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to each participant in the Company ESPP entitled to payment in accordance with this Section 1.11 the amounts payable with respect thereto.
     Section 1.12 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
     Section 1.13 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.
ARTICLE II
EXCHANGE OF CERTIFICATES
     Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares plus cash to pay for (i) Company Stock Options pursuant to Section 1.7, (ii) Warrants pursuant to Section 1.8, (iii) Performance Units pursuant to Section 1.10 and (iv) amounts with respect to the Company ESPP pursuant to Section 1.11 (such cash amounts being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration and amounts with respect to Company Stock Options, Warrants, Performance Units and the Company ESPP in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article II, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any income from investment of the Exchange Fund will be payable solely to Parent.
     Section 2.2 Exchange Procedures.
     (a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.
     (b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
     (c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.
     Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving

Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.
     Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 12 months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.
     Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
     Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.
     Section 2.7 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares (including restricted or deferred Shares), Appraisal Shares, Company Stock Options or Performance Units, and any participant in the Company ESPP, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder or participant, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) or set forth in the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1 Organization and Good Standing; Charter Documents.
     (a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed reasonably would not be expected to have a Company Material Adverse Effect.
     (b) The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.
     Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.
     Section 3.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, 39,313,575 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from the exercise of Company Stock Options, Warrants or rights pursuant to the Company ESPP, or the vesting of Performance Units, in each case, outstanding on the date hereof or contemplated by Section 1.11, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. Section 3.3(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding share of restricted Company Common Stock, including the holder, date of grant and vesting schedule.
     (b) As of the date hereof (i) 1,954,828 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, (ii) Warrants to purchase up to 1,101,995 shares of Company Common Stock pursuant to the Warrant Agreement are outstanding, (iii) assuming all performance targets with respect thereto have been met, 104,836 shares of Company Common Stock are issuable with respect to outstanding Performance Units, (iv) the aggregate amount of payroll deductions made or authorized to be made by employees during the current Offering Period under the Company ESPP and to be applied to the purchase of shares of Company Common Stock under the Company ESPP is $110,783, and (v) 3,173,996 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options and Warrants, the vesting of such Performance Units and the purchase of shares under the Company ESPP. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list (which shall be updated not later than five days prior to the Effective Time) of each outstanding Company Stock Option, Warrant, Performance Unit and Company ESPP purchase right, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. Except as set forth above in this Section 3.3(b), as of the date of this Agreement, there are no Company Stock Rights.
     (c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.
     Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21.1 to the Company 10-K. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person.
     Section 3.5 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that reasonably would not be expected to have a Company Material Adverse Effect.
     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the New York Stock Exchange, state securities laws or “blue sky” laws, the HSR

Act, the Investment Canada Act, the Competition Act (Canada), the STB, and filing and recordation of the Certificate of Merger, as required by the DGCL.
     Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no basis exists for any such investigation or review that reasonably would be expected to have a Company Material Adverse Effect.
     Section 3.7 Litigation.
     (a) There is no claim, suit, action, proceeding, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, reasonably would be expected to have a Company Material Adverse Effect.
     (b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.8 Company Reports; Financial Statements.
     (a) The Company has filed all Company Reports required to be filed with the SEC. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
     (b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
     (c) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Specified Company Reports, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and set forth in Section 3.8(c) of the Company Disclosure Letter, and (iii) Liabilities incurred in the ordinary course of business since September 30, 2006, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (d) Since January 1, 2005, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
     (e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.
     (f) The Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, as described in Section 3.8(f) of the Company Disclosure Letter. To the Knowledge of the Company, the Company has not received any credible and material complaints since December 31, 2005 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.
     (g) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.
     Section 3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b) (other than subsections (iv), (viii) or (ix) thereof), or (ii) since December 31, 2005 any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have a Company Material Adverse Effect.
     Section 3.10 Taxes.
     (a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, since January 1, 2006 until the date of this Agreement, the Company and each of its Subsidiaries:
     (i) have timely paid or caused to be paid all Taxes required to be paid by it, and have made adequate provision in their financial statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable;
     (ii) have filed or caused to be filed in a timely and proper manner all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects; and
     (iii) have not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
     (b) The Company has made available to Parent complete and correct copies of all United States federal Tax Returns and material state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after December 31, 2002.
     (c) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

     (d) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.
     (e) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.
     (f) Since December 31, 2005, neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
     (g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.
     (h) Since December 31, 2005, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.
     (i) Since December 31, 2003, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
     Section 3.11 Title to Properties.
     (a) Section 3.11(a) of the Company Disclosure Letter sets forth milepost summaries of the railroads owned by the Company or any of its Subsidiaries (“Owned Real Property”) or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their rail businesses as presently conducted, which are accurate in all material respects.
     (b) Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has, with respect to real property, good fee title, leasehold, easement, right of way or possession which is sufficient to permit such Persons to operate as railroads and conduct such other business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) zoning, building and other similar codes and regulations, (iv) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (vii) any conditions that are matters of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate (collectively, “Permitted Encumbrances”).
     (c) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness reflected in the Specified Company Reports and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.
     Section 3.12 Related Party Transactions. Since January 1, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     Section 3.13 Employee Benefit Plans.
     (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.
     (b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents has been made available to Parent: (i) the most recent plan documents (or, if a plan is not written, a written description thereof) or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years; and (iv) the most recent IRS determination letter and any pending application.
     (c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.
     (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.
     (e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.
     (f) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment or benefit as a result of the transactions contemplated hereby (i) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.
     (g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been timely made with respect to each Employee Benefit Plan or have been recorded on the financial statements or records of the Company or its Subsidiaries.
     (h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan which would reasonably be expected to have a Company Material Adverse Effect.
     (i) Other than with respect to Company Stock Options, Warrants, Company Restricted Stock and Performance Units, or as set forth in Section 3.13(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to any stay or retention payment or to any severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of or otherwise enhance, any benefit due any such employee, officer or director.

     (j) No Company Stock Option was granted with an exercise price which, on the date of grant, was less than “fair market value” (within the meaning of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79).
     (k) With respect to any Company Benefit Plan that is subject to Title IV of ERISA and any other Company Benefit Plan that is a defined benefit pension plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.
     Section 3.14 Labor Relations.
     (a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2004, there has not been any such action. Neither the Company nor any of its Subsidiaries are party to any material collective bargaining agreements or similar labor agreements. The Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.
     (b) Since January 1, 2004, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2004, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.
     Section 3.15 Intellectual Property. Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Intellectual Property Right. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.16 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

     Section 3.17 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Company, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
     Section 3.18 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.
     Section 3.19 Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.
     Section 3.20 Environmental Matters.
     (a) Except as disclosed in the Filed SEC Documents or as reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, occurrence, situation or set of circumstances, including, without limitation, the release of any Hazardous Substance, that would reasonably be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.
     (b) The Company has provided Parent with all legal evaluations prepared by outside counsel with respect to any ongoing environmental investigations. Except as set forth in the preceding sentence, to the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of the Company or any of its Subsidiaries or any property or facility now owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.
     Section 3.21 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of the Company Board of Directors of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and the Company Board of Directors have taken all necessary action to ensure that the Rights Agreement and any other similar anti-takeover provision under the Company Certificate of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

     Section 3.22 Contracts. Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents (“Company Material Contracts”), there are no (i) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) leases with respect to real property that, individually, are material to the operation of the Company’s business (“Material Leases”) or (iii) Contracts containing restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world, other than restrictions (A) pursuant to “paper barriers”, as such term is generally understood in the railroad industry, that are applicable to the Company or any of its Subsidiaries, (B) contained in any acquisition agreements or related documents relating to any railroads owned by the Company or any of its Subsidiaries, or (C) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person (“Restrictive Agreements”). Each of such Company Material Contracts, Material Leases and Restrictive Agreements is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (A) is in violation or default under any Company Material Contract, Material Lease or Restrictive Agreement or (B) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease or Restrictive Agreement.
     Section 3.23 No Other Representation or Warranty. Except for the representations and warranties contained in Article IV below, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Organization and Good Standing. Each of Parent and its Subsidiaries, including Merger Sub, (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

     Section 4.3 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.
     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act, the Investment Canada Act, the Competition Act (Canada), the STB, and filing and recordation of the Certificate of Merger, as required by the DGCL.
     Section 4.4 Compliance. The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened.
     Section 4.5 Litigation.
     (a) There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.
     (b) There is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.6 Financing. Parent presently has, and will have as of the Effective Time, cash resources or binding written commitments from responsible financial institutions (the “Financing Commitments”), or a combination thereof, adequate to permit Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby on a timely basis and to fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. Parent has provided true and complete copies of the Financing Commitments to the Company. As of the date of this Agreement, the Financing Commitments, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and each of the other parties thereto. None of the Financing Commitments has been amended, supplemented or otherwise modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not, prior to the date of this Agreement, been withdrawn or rescinded in any respect. As of the date of this Agreement, except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amounts under the Financing Commitments (the “Financing”), other than as set forth in or contemplated by the Financing Commitments. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, and to the Knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that any portion of the Financing to be made thereunder will not otherwise be made available to Parent or Merger Sub on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any written notices given in connection therewith, as promptly as possible (but in any event within 48 hours).
     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.
     Section 4.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.
     Section 4.9 Ownership of Shares. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL, or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act.
     Section 4.10 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
     Section 4.11 Solvency of the Surviving Corporation Following Merger. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.
     Section 4.12 No Other Representation or Warranty. Except for the representations and warranties contained in Article III above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation, except with respect to fraud, to Parent, or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III above, as qualified by the Company Disclosure Letter, or in a certificate delivered by the Company in connection with the Closing.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by the Company Pending the Merger.
     (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (it being understood that the continuation of the Process Improvement Project as previously outlined to Parent shall be considered to be in the ordinary and usual course of business), and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations.
     (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):
     (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its Subsidiaries on a pro rata basis to the equity owners thereof;
     (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;
     (iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights (other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Option Plans and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards);
     (iv) issue, deliver or sell any shares of its capital stock or Company Stock Rights, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding as of the date of this Agreement in accordance with the terms thereof, or (B) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 1.11 hereof);
     (v) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);
     (vi) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred (including all deferred or contingent consideration) by the Company and its Subsidiaries in connection with all such transactions, together with the aggregate amount of all payments that are made, required to be made or reasonably expected to be made by the Company and its Subsidiaries in order to improve or develop such assets, or the assets of such Person that the Company or its Subsidiary invests in, in accordance with the plans of the Company for the next three years after completion of the applicable transaction, would exceed $10 million, or merge or consolidate with any Person, in each case other than any such action solely between or among the Company and its wholly-owned Subsidiaries;
     (vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) leases and subleases of Owned Real Property and real property leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its Subsidiaries with a sale price that does not exceed $2 million individually or $5 million in the aggregate, (D) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $5 million in the aggregate; and (E) the transactions described in Section 5.1(b)(vii) of the Company Disclosure Letter;
     (viii) pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;
     (ix) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and any trade letters of credit);
     (x) make any loans or capital contributions to, or investments in, any Person, other than (A) to any of the Subsidiaries of the Company or (B) in the ordinary course of business;
     (xi) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed $1 million in excess of accruals therefor reflected in the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement with respect to any such claim or litigation (or series of related claims or litigation) and (B) reasonably would not be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided that in no event shall the Company settle any material claim or material litigation relating to the consummation of the transactions contemplated by this Agreement; and provided further that the Company shall (1) promptly notify Parent of the institution of any stockholder litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (2) keep Parent fully informed on a reasonably current basis regarding all material developments in any such stockholder litigation, (3) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, and (4) give due consideration to Parent’s advice with respect to such stockholder litigation;
     (xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;
     (xiii) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

     (xiv) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than (A) with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) to effect payment of pro rated annual performance bonuses to Company employees pursuant to the Company’s bonus plans in effect as of the date hereof and set forth in Section 5.1(b)(xiv)(B) of the Company Disclosure Letter, (C) to effect payment of severance and stay bonuses to Company employees as set forth in Section 5.1(b)(xiv)(C) of the Company Disclosure Letter, or (D) as expressly contemplated by Section 1.7, Section 1.9, Section 1.10 and Section 1.11 of this Agreement;
     (xv) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; or establish, adopt or amend (except as required by applicable Law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries;
     (xvi) enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement, in each case relating to 175 or more employees;
     (xvii) hire, terminate the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;
     (xviii) make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any Tax Return when due, enter any closing agreement, file any materially amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;
     (xix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;
     (xx) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Regulation S-X of the Exchange Act (or regulatory requirements with respect thereto);
     (xxi) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
     (xxii) make any capital expenditure or commitment for any capital expenditure except (A) as set forth in Section 5.1(b)(xxii) of the Company Disclosure Letter, (B) to the extent consistent with the budget previously disclosed to Parent, (C) in amounts not more than $500,000 for each existing capital expenditure project and for each new capital expenditure project, in either case over and above the budget previously disclosed to Parent, subject to a maximum of $3,000,000 in the aggregate, or (D) to the extent necessary to restore service to Company railroads and guarantee safety in the event of railroad accidents or incidents affecting railroad operations;
     (xxiii) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

     (xxiv) agree to take any of the actions described in this Section 5.1(b).
     Section 5.2 Access to Information and Employees; Confidentiality.
     (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon not less than two days’ prior written notice, which shall be directed to the chief operating officer of the Company if the access being requested is to a Company railroad, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.
     (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     Section 5.3 Reasonable Best Efforts to Consummate Merger; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.
     (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.
     (c) Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the

Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective Antitrust Law outside counsels to comply with this Section 5.3. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.
     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided however, that in no event shall Parent, Merger Sub or the Company be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of its properties or other assets, or the properties or other assets of the Company and its Subsidiaries after the consummation of the Merger, the aggregate fair market value of which exceeds $2 million or to subject itself to any material restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Merger.
     (e) In addition to and without limitation of the foregoing, Parent shall, as soon as possible but in any event within five Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Parent shall permit the Company to review, prior to filing, all documents proposed by Parent or Merger Sub to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.
     (f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (g) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.
     (h) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.3.
     (i) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement.
     Section 5.4 Proxy Statement.
     (a) As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.
     (b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.
     Section 5.5 Company Stockholders Meeting. The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold as soon as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6, to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.
     Section 5.6 No Solicitation of Transactions.

     (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Company Board of Directors determines (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.6(c), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
     (b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.6(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement solely in order to concurrently enter into an agreement regarding a Superior Proposal; provided, however, that the Company Board of Directors shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Company Board of Directors and a statement that the Company Board of Directors intends to terminate this Agreement pursuant to Section 7.1(d) (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise).
     (c) In addition to the obligations of the Company set forth in Section 5.6(a) and Section 5.6(b), the Company shall as soon as practicable advise Parent orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry and the identity of the Person making any such Takeover Proposal, request for information or other inquiry. The Company shall, subject to the fiduciary duties of the Company Board of

Directors under applicable Law, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, request for information or other inquiry (including any material changes thereto).
     (d) Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.6(b) except, in each case, to the extent permitted by Section 5.6(b).
     Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.
     Section 5.8 Employee Benefit Matters.
     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under (i) all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms, and (ii) all other agreements or arrangements set forth in the Company Disclosure Letter providing for payments by the Company to Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time.
     (b) If Company Employees are included in any Parent Benefit Plan following the Effective Time, such Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plan) under Parent Benefit Plans.
     (c) If Company Employees are included in any Parent Benefit Plan following the Effective Time, all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.
     (d) Except as otherwise provided in this Section 5.8, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.
     (e) No provision of this Section 5.8 shall create any third-party beneficiary rights in any current, former or retired employee, officer, consultant, independent contractor or director (including any heir, executor, administrator, representative, beneficiary or dependent thereof). Nothing contained herein shall prevent Parent from terminating the employment of any Company Employee or terminating, or amending the terms of, any Company Benefit Plan in accordance with its terms.
Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent shall guarantee such performance by the Surviving Corporation.
     (b) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the Effective Time, on terms no less favorable than the coverage provided under the Company’s current directors’ and officers’ insurance policy, for the Persons who are covered by such policy on the date of this Agreement; provided, however, that the Company shall not pay an aggregate premium in excess of 250% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, which amount the Company has disclosed to Parent prior to the date hereof, but may purchase such coverage as may be obtained for such 250% amount. The Company agrees that, prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s current directors’ and officers’ insurance policy for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s current directors’ and officers’ insurance policy; provided, however, that in satisfying its obligation under this Section 5.9 Parent shall not be obligated to pay an aggregate premium in excess of 250% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, but shall be obligated to purchase such coverage as may be obtained for such 250% amount.
     (c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.
     (d) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
     (e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 5.8 and this Section 5.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.
     Section 5.10 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 5.11 Financing. Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions, and otherwise comply with all terms, applicable to the Parent and Merger Sub (or their Affiliates) in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or any termination of the Financing Commitments. Each of Parent and Merger Sub shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent and Merger Sub may agree to or permit any material amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing, so long as they consult with the Company and promptly provide the Company with such information it may reasonably request regarding any alternative financing arrangements or plans. For the avoidance of doubt, if the Financing (or any alternative) has not been obtained by the Outside Termination Date, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of this Agreement and to Parent’s rights under Section 7.1, regardless of whether Parent and Merger Sub have complied with all of their obligations under this Agreement (including their obligations under this Section 5.11).
     Section 5.12 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Notwithstanding the foregoing two sentences or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company shall not be obligated to comply with the covenants in this Section 5.12 if the Company Board of Directors determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with the covenants in this Section 5.12 in reliance on the foregoing exception until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Company Board of Directors shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Company Stockholder Approval. The Company Required Vote shall have been obtained.
     (b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.
     (c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.
     (d) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained without any material limitation, restriction or condition other than as provided in the last proviso of the last sentence of Section 5.3(d).
     (e) HSR Act and Foreign Law Requirements. The applicable waiting periods, together with any extensions thereof, under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.
     (f) STB. The approval or exemption, as the case may be, of the STB with respect to the transactions contemplated hereby shall have been obtained.
     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) that are contained in Section 3.3(a) shall be true and correct in all respects (subject to de minimus exceptions involving discrepancies of no more than 3,000 shares of Company Common Stock or Company Stock Options covering in the aggregate no more than 1,000 shares of Company Common Stock) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except for such changes as are contemplated by the fourth sentence thereof, and (C) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.
     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an executive officer of the Company to that effect.
     Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.
     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an executive officer of Parent to that effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
     (a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
     (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action, or there exists any Law, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;
     (c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;
     (d) by the Company, in accordance with Section 5.6(b);
     (e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Superior Proposal;
     (f) by Parent or the Company, if the Merger shall not have been consummated prior to March 31, 2007; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(f) until June 30, 2007 if the only condition set forth in Article VI not satisfied as of March 31, 2007 is Section 6.1(f) (such applicable date, the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;
     (g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, (ii) Parent shall have complied with its obligations under Section 5.3(g) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);
     (h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, (ii) the Company shall have complied with its obligations under Section 5.3(g) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement); or
     (i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on or prior to the fifth Business Day after the satisfaction or waiver of said conditions set forth in Section 6.1 and Section 6.2 (other than by reason of the failure of the Company to fulfill any obligation under this Agreement).
The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.
     Section 7.2 Expenses.
     (a) Expense Allocation. Except as otherwise specified in this Section 7.2, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense.
     (b) Company Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(e), or (ii) (A) a publicly announced Takeover Proposal is made that is not withdrawn prior to the Company Stockholders Meeting, (B) the Company Required Vote is not obtained at the Company Stockholders Meeting and this Agreement is terminated, and (C) during the 12 month period following termination of this Agreement, the Company consummates a transaction that would constitute a Takeover Proposal, then the Company shall promptly, and in any event within five Business Days after the date of such termination or the consummation of such transaction, as applicable, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds. For purposes of this Section 7.2(b) only, the definition of “Takeover Proposal” shall be modified such that all references to “20% or more” shall be deemed references to “more than 50%”.
     (c) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(i), Parent shall promptly, and in any event within five Business Days after the date of such termination, pay the Company, as liquidated damages and not as a penalty and as the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, directors, officers or agents with respect to this Agreement or the transactions contemplated hereby, including for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Parent Termination Fee by wire transfer of immediately available funds.
     (d) Recovery of Costs of Collection. Each of the Company and Parent acknowledges that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement;

accordingly, if the Company or Parent, as applicable, fails promptly to pay any amount due pursuant to such Sections, and, to obtain such payment, the other party commences a suit which results in a judgment against the Company or Parent, as applicable, for the amount due pursuant to Section 7.2(b) or Section 7.2(c), the Company or Parent, as applicable, shall pay to the other party its out of pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (i) the provisions of the last sentence of Section 5.2(a), Section 7.2, this Section 7.3 and Article VIII shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud; provided that the provisions of Section 7.2(b) and Section 7.2(c) providing for the Company Termination Fee and the Parent Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein.
     Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):
     if to Parent or Merger Sub, to:
RR Acquisition Holding LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th floor
New York, New York 10105

Attn: Randal Nardone
Phone: (212) 798-6110
Fax: (212) 798-6122
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Joseph A. Coco
Phone: (212) 735-3050
Fax: (212) 735-2000
     if to the Company, to:
RailAmerica, Inc.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
Attn: General Counsel and, for purposes of Section 5.2(a), Chief Operating Officer
Phone: (561) 994-6015
Fax: (561) 994-4629
     with a copy to:
Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attn: David L. Perry
Phone: (561) 650-8314
Fax: (561) 650-8399
     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.9 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.
     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 8.9 Consent to Jurisdiction; Venue.
     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
     Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
     Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE IX
CERTAIN DEFINITIONS
     “Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal.
     “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     “Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.
     “Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Boca Raton, Florida or New York, New York are authorized or obligated by Law or executive order to be closed.
     “Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.
     “Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
     “Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.
     “Company Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of the Company or its Subsidiaries is eligible to participate or derive a benefit or with respect to which the Company or its Subsidiaries could incur liability.
     “Company Bylaws” shall mean the Bylaws of the Company as amended and restated and as in effect as of the date hereof.
     “Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as amended and restated and as in effect as of the date hereof.
     “Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation.
     “Company ESPP” shall mean the Company’s 2005 Employee Stock Purchase Plan, including any addenda thereto.

     “Company Financial Advisor” shall mean Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
     “Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
     “Company Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Company Disclosure Letter.
     “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, (B) any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have contributed to such failure to meet any such projections), (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, or any Effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada, (D) any Effect attributable to a change in the short line industry track maintenance tax credit, the rules relating to the application of such tax credit, or discussions with respect to such tax credit, (E) any Effect caused by the announcement or pendency of the Merger or any other Effect that is demonstrated to have resulted from the announcement of the Merger, or the identity of Parent or any of its Affiliates as the acquirer in connection with the Merger, (F) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub, (G) changes in any applicable accounting regulations or principles or the interpretations thereof, (H) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter, or (I) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding), or any liability, sanction or penalty arising from any governmental proceeding or investigation that was commenced prior to the date of this Agreement and disclosed to Parent in this Agreement or in the Company Disclosure Letter.
     “Company Option Plans” shall mean the Company’s 1995 Non-Employee Director Stock Option Plan and 1998 Executive Incentive Compensation Plan, as amended.
     “Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
     “Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.
     “Company Required Vote” shall mean the affirmative vote of the holders of two-thirds of the outstanding Shares in favor of adoption of this Agreement.
     “Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

     “Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
     “Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.
     “Company Termination Fee” shall mean $20 million.
     “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     “Competition Act (Canada)” shall mean the Competition Act, R.S.C. 1985, c. C-34, as amended.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated October 31, 2006.
     “Contract” shall mean any contract, lease, indenture, note, bond or other agreement that is in force and effect to which either the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.
     “Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
     “Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.
     “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.
     “Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right of way, restriction or other encumbrance or other adverse claim or interest.
     “Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment or Hazardous Substances, or the effect of any Hazardous Substance on human health and safety.
     “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” shall mean United States generally accepted accounting principles in effect from time to time.
     “Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.
     “Hazardous Substance” shall mean any pollutant, contaminant, waste, chemical material, substance, compound or constituent in any form, including without limitation crude oil or petroleum or petroleum products, asbestos and asbestos-containing materials and any radioactive substance subject to regulation, or which can give rise to liability under any Environmental Law.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Investment Canada Act” shall mean the Investment Canada Act, R.S. 1985, c. 28 (1st Supp.), as amended.
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge,” or any similar expression, shall mean, with respect to the Company, the actual knowledge of any Company Knowledge Person, and, with respect to Parent, the actual knowledge of any Parent Knowledge Person.
     “Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.
     “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
     “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
     “Parent Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of Parent or its Subsidiaries is eligible to participate or derive a benefit or with respect to which Parent or its Subsidiaries could incur liability.
     “Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.
     “Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
     “Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.
     “Parent Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Parent Disclosure Letter.

     “Parent Termination Fee” shall mean $20 million.
     “Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 appointed by Parent to act as paying agent for payment of the Merger Consideration.
     “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.
     “Process Improvement Project” shall mean the Company’s process improvement project commenced during the Company’s 2006 fiscal year as disclosed in Section 5.1 of the Company Disclosure Letter.
     “Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
     “Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor and Morgan Stanley & Company) and other agents or advisors.
     “Rights Agreement” shall mean the Rights Agreement, dated as of January 6, 1998, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.
     “SEC” shall mean the Securities and Exchange Commission.
     “Section 262” shall mean Section 262 of the DGCL.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Specified Company Reports” shall mean the Company 10-K and all other Company Reports filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement.
     “STB” shall mean the Surface Transportation Board.
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, limited liability company interests, partnership interests, phantom stock plans or stock or equity equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock or other equity interests of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
     “Superior Proposal” shall mean any bona fide Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the assets of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with its financial advisor and outside counsel) would result in greater value to the stockholders of the Company than the Merger.

     “Surviving Corporation” shall mean the corporation surviving the Merger.
     “Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
     “Tax” or “Taxes” shall mean any federal, state, county, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.
     “Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
     “Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.
     “Warrant Agreement” shall mean the Warrant Agreement, dated as of August 14, 2000, by and between the Company and Wells Fargo Bank Minnesota, N.A., as Warrant Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RR ACQUISITION HOLDING LLC
By:	/s/ Joseph Adams
	Name:	Joseph Adams
	Title:	President

RR ACQUISITION SUB INC.
By:	/s/ Joseph Adams
	Name:	Joseph Adams
	Title:	President

RAILAMERICA, INC.
By:	/s/ Charles Swinburn
	Name:	Charles Swinburn
	Title:	Chief Executive Officer

ANNEX I
Index of Defined Terms

Defined Term	Location
Acquisition Agreement	Article IX
Adverse Recommendation Change	Section 5.6(b)
Affiliate	Article IX
Agreement	Preamble
Appraisal Shares	Article IX
Associate	Article IX
Business Day	Article IX
Certificate	Article IX
Certificate of Merger	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Company	Preamble
Company Balance Sheet	Article IX
Company Benefit Plan	Article IX
Company Board of Directors	Recital B
Company Bylaws	Article IX
Company Certificate of Incorporation	Article IX
Company Common Stock	Recital A
Company Disclosure Letter	Article IX
Company Employees	Article IX
Company ESPP	Article IX
Company ESPP Termination Date	Section 1.11
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contracts	Section 3.22
Company Option Plans	Article IX
Company Permits	Article IX
Company Reports	Article IX
Company Required Vote	Article IX
Company Stockholders	Recital B
Company Stock Option	Article IX
Company Stock Rights	Article IX
Company Stockholders Meeting	Article IX
Company Termination Fee	Article IX
Company 10-K	Article IX
Confidentiality Agreement	Article IX
Definitive Financing Agreements	Section 5.11
Delaware Secretary	Article IX
DGCL	Recital A
DOJ	Section 5.3(b)
Effect	Article IX
Effective Time	Article IX

1

Defined Term	Location
Employee Benefit Plan	Article IX
Encumbrance	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
ERISA	Article IX
Exchange Act	Article IX
Exchange Fund	Section 2.1
Expenses	Section 7.2(a)
Filed SEC Documents	Article III
Financing	Section 4.6
Financing Commitments	Section 4.6
FTC	Section 5.3(b)
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Substances	Article IX
HSR Act	Article IX
Indebtedness	Section 5.1(b)(ix)
Indemnified Parties	Section 5.9(a)
Intellectual Property Rights	Section 3.15
IRS	Article IX
Knowledge	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
Material Leases	Section 3.22
Merger	Recital A
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.6(b)
Offering Period	Section 1.9
Order	Article IX
Outside Termination Date	Section 7.1(f)
Owned Real Property	Section 3.11(a)
Parent	Preamble
Parent Benefit Plan	Article IX
Parent Bylaws	Article IX
Parent Disclosure Letter	Article IX
Parent Knowledge Person	Article IX
Parent Material Adverse Effect	Article IX
Parent Termination Fee	Article IX
Paying Agent	Article IX
Performance Unit	Section 1.8
Permitted Encumbrances	Section 3.11(b)
Permitted Investments	Section 2.1
Person	Article IX
Process Improvement Project	Article IX
Proxy Statement	Article IX
Representatives	Article IX
Restrictive Agreements	Section 3.22
Rights Agreement	Article IX
SEC	Article IX
Section 262	Article IX
Securities Act	Article IX
Shares	Section 1.4(a)
Specified Company Reports	Article IX
STB	Section 3.5(b)

2

Defined Term	Location
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Proposal	Article IX
Surviving Corporation	Article IX
Tax	Article IX
Tax Return	Article IX
Third Party	Article IX
Transaction Documents	Article IX
WARN Act	Section 3.14(b)
Warrant Agreement	Article IX
Warrants	Section 1.8

3